Notice of Conversion of Preferred Stock

April 12, 2005

Mike Poss
Chief Financial Officer
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, TX 75201

Re: Conversion of Preferred Stock

Dear Mr. Poss:

Match Inc. (the “Holder”) hereby notifies Lighting Science Group Corporation (the “Company”) pursuant to Section 6(A) of the Certificate of Designation of Rights, Preferences and Powers of Series A Senior Convertible Preferred Stock and Series B Preferred Stock (the “Certificate of Designation”) that the Holder is converting Series A preferred stock (the “Series A Preferred Stock”) to common stock (the “Common Stock”) of the Company.

The Holder is submitting for conversion 533,333 shares of the convertible Series A Preferred Stock of the Company having a par value of $0.001 per share in exchange for 2,127,933 shares of the Common Stock of the Company having a par value of $ .001 per share based upon a conversion price of $1.725 per share. Attached hereto is a certificate from the Chief Financial Officer of the Company certifying to the calculation of the conversion price. Additionally, the Holder represents that all of the shares of Series A Preferred Stock owned by the Holder are being converted pursuant to this Notice. The certificates representing the shares of Series A Preferred Stock are enclosed.

The Holder acknowledges that the conversion price pursuant to Section 6(D) of the Certificate of Designation is $0.199. However, in consideration of the Company permitting a conversion of debt owned by the Holder pursuant to the terms of the Debt Conversion Agreement by and between the Company and the Holder dated April 12, 2005 and desiring to act in the best interests of the Company, Holder will convert the Series A Preferred Stock at a conversion rate of $1.725.

If you have questions, please contact Ron Lusk at 214-382-3630.

Sincerely,

/s/ Ron Lusk
Ron Lusk
Trustee of the Ronald E. Lusk Revocable Trust, the owner of Match, Inc.

Subscribed and sworn to before me this __12th___ day of ___April__ , __2005_____.

State of ___Texas____________

County of __Dallas___________

(SEAL OF NOTARY)    ____/s/_Kathryn D. Fuller______
Notary Public
Enclosure
Series A Preferred Stock Certificates